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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                   NOTIFICATION OF REGISTRATION FILED PURSUANT
              TO SECTION 8(A) OF THE INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:    DLJdirect Mutual Funds

Address of Principal Business Office (No. & Street, City, State, Zip Code):

         277 Park Avenue
         New York, NY  10172

Telephone Number (including area code):

         (800) 825-5723

Name and address of agent for service of process:

         Wilmington Trust Company
         Rodney Square North
         1100 North Market Street
         Wilmington, DE 19890

With copies of Notices and Communications to:

         Philip Harris
         Skadden, Arps, Slate, Meagher & Flom LLP
         919 Third Avenue
         New York, New York  10022




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Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A: YES [X] NO [ ]

                                    SIGNATURE

         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on behalf of the registrant in the city of New York and in the state of New York on the 10th day of August, 1999.

[SEAL]

                                    DLJdirect Mutual Funds

                                             (REGISTRANT)

                                    By: /s/ G. Moffett Cochran
                                        _________________________
                                        G. Moffett Cochran
                                        President




Attest: /s/ Martin Jaffe
        _________________________
        Martin Jaffe
        Secretary and Treasurer


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